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                                                                    EXHIBIT 10.7

                              AMENDED AND RESTATED
                                SENIOR MANAGEMENT
                           CHANGE OF CONTROL AGREEMENT

          This AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (the "AGREEMENT") is made and entered into as of November 3, 2003, by and between ROBERT F. O'CONNELL of Walpole, Massachusetts ("EXECUTIVE") and PATRIOT NATIONAL BANK, a national banking association with headquarters located in Stamford, Connecticut ("BANK").

                               W I T N E S S E T H

          WHEREAS, the Executive and the Bank entered into a Senior Management Change of Control Agreement dated as of May 1, 2001 (the "Original Change of Control Agreement") and the Executive and the Bank desire to modify certain provisions of the Original Change of Control Agreement and to amend and restate such agreement in its entirety as set forth herein; and

          WHEREAS, it is contemplated that from time to time one or more entities may consider the possibility of acquiring Patriot (as hereinafter defined) or that a Change in Control (as hereinafter defined) may otherwise occur, with or without the approval of the Board of Directors of Bancorp (as hereinafter defined) or the Board of Directors of Bank (as hereinafter defined); and

          WHEREAS, the Board of Directors of Bank has determined that it is in the best interests of Bank and its securityholders to provide incentive to Executive to remain employed as an executive officer of Bank during any period prior to or during a possible Change of Control of Patriot and for a period of up to [six months] following a Change of Control of Patriot, with the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control; and

          WHEREAS, the Parties (as hereinafter defined) desire to enter into this Agreement to reflect the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter described and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby amend and restate the Original Change of Control Agreement in its entirety and agree as follows:

          1. DEFINED TERMS. The terms defined below shall have the following meanings for purposes of this Agreement:

                  (a) "AGREEMENT" means this Amended and Restated Senior Management Change of Control Agreement, as amended, restated, supplemented or modified from time to time and together with any exhibits or attachments hereto.

                  (b) "BANCORP" means Patriot National Bancorp, Inc., a Connecticut corporation.

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                  (c)   "BANK" means Patriot National Bank, a national banking
association, and wholly-owned subsidiary of Bancorp.

                  (d) "BOARD OF DIRECTORS OF BANCORP" shall mean the board of directors of Bancorp.

                  (e) "BOARD OF DIRECTORS OF BANK" shall mean the board of directors of Bank.

                  (f)   "CHANGE OF CONTROL" means:

                        (i) a change in control of the direction and administration of Patriot's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or any successor rule or regulation) promulgated under the Exchange Act, whether or not Bank or Bancorp is then subject to such reporting requirements;

                        (ii) any person (as such term is used in Sections 14(d) and 14(d)(2) of the Exchange Act but excluding any employee benefit plan of Patriot), other than (x) Angelo De Caro and his family members or family trusts, (y) Fred DeCaro and his family members or family trusts, or (z) any trustee or other fiduciary holding securities under an employee benefit plan of Patriot, by merger or otherwise, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bancorp representing 35% or more of the combined voting power of Bancorp's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors;

                        (iii) the Board of Directors of Bancorp shall approve a sale of all or substantially all of the assets of Bancorp;

                        (iv) the Board of Directors of Bank shall approve a sale of all or substantially all of the assets of Bank;

                        (v) the Board of Directors of Bancorp shall approve any merger, consolidation or like business combination or reorganization of Bancorp, the consummation of which would result in the occurrence of any event described in clause (ii) above;

                        (vi) the Board of Directors of Bank shall approve any merger, consolidation or like business combination or reorganization of Bank, the consummation of which would result in the occurrence of any event described in clause (ii) above;

                        (vii) the Board of Directors of Bancorp determines that any person (as such term is used in Sections 14(d) and 14(d)(2) of the Exchange Act but excluding any employee benefit plan of Bancorp), other than (i) Angelo De Caro and his family members of family trusts or (ii) Fred DeCaro and his family members or family trusts, directly or indirectly exercises a controlling influence over the management or policies of Bancorp; or

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                        (viii)  the Board of Directors of Bank determines that
any person (as such term is used in Sections 14(d) and 14(d)(2) of the Exchange Act but excluding any employee benefit plan of Bank), other than (i) Angelo De Caro and his family members or family trusts or (ii) Fred DeCaro and his family members or family trusts, directly or indirectly exercises a controlling influence over the management or policies of Bank;

PROVIDED, HOWEVER, that (i) the filing of a Form F-11A by any person or (ii) any event mandated or directed by a regulatory body having jurisdiction over Bancorp's or Bank's operations, shall not be deemed a Change of Control.

                  (g) "CHANGE OF CONTROL PAYMENTS" has the meaning set forth in Section 2 of this Agreement.

                  (h) "CAUSE" shall mean (i) the continued failure by Executive substantially to perform his duties as an executive officer of Bank (other than any such failure resulting from his incapacity due to physical or mental illness) or (ii) the engaging by Executive in conduct which is materially injurious to Bank, monetarily or otherwise, in either case as determined by the Board of Directors of Bank.

                  (i)   "DISABILITY" means any physical or mental condition that
(i) would qualify Executive for a disability benefit under any long-term disability plan maintained by Bank and applicable to such Executive or (ii) renders Executive unable to perform substantially his obligations as an executive officer of Bank for the reasonably foreseeable future (not less than ninety (90) days), as determined by the Board of Directors of Bank after considering competent medical evidence.

                  (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  (k) "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

                  (l) "PARTY" or "PARTIES" means, individually or collectively, Executive and Bank.

                  (m)   "PATRIOT" means, collectively, Bancorp and Bank.

          2.      CHANGE OF CONTROL PAYMENT.

                  (a) If there is a Change of Control, (i) during any time Executive is a full-time executive officer of Bank, or (ii) within six (6) months following Executive's termination of employment by Bank, other than for Cause or by reason of Executive's death or Disability, then Executive shall be entitled to receive a payment (the "CHANGE OF CONTROL PAYMENT") in consideration of services previously rendered to Bank. The Change of Control Payment shall be made as a lump sum cash payment equal to the greater of (A) two times (2x) Executive's annual base salary (calculated as of the date of the Change of Control or, in the case of Section 2(a)(ii), calculated as of the date of prior termination), or (B) Executive's total

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compensation, including salary and any cash incentive compensation, from Bank for services rendered for the last full calendar year immediately preceding the Change of Control. The Change of Control Payment shall be paid in full within 15 days following the date of the Change of Control; PROVIDED, HOWEVER, that such payment may be deferred for such period (not to exceed six months) following the date of the Change of Control as the Bank requests that Executive continue to provide services to it. If Executive voluntarily terminates employment with Bank prior to the date (not more than six months following the date of the Change of Control) specified by Bank, Executive shall forfeit his right to receive the Change of Control Payment. The Change of Control Payment shall not be reduced by any compensation which Executive may receive from Bank or from other employment with another employer should Executive's employment with Bank terminate. In addition, and notwithstanding the foregoing, in the event Executive gives Bank notice that Executive will voluntarily terminate his employment pursuant to his employment agreement with Bank and thereafter a Change of Control occurs, Executive shall have no right to receive the Change of Control Payment.

                  (b) All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                  (c) If, after a Change of Control, Executive prevails in any action to enforce this Agreement, then Bank shall be obligated to reimburse Executive for all reasonable fees and expenses, including reasonable attorneys' fees of counsel chosen by Executive in his sole discretion.

                  (d) Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, Bank shall not be obligated to pay any amounts which violate restrictions imposed, or which may in the future be imposed, on such payments by Bank pursuant to Section 18(k)(1) of the Federal Deposit Insurance Act, or any regulations or orders which are or may be promulgated thereunder; nor shall any payments be made which would constitute an "unsafe or unsound banking practice" pursuant to 12 U.C.C. Section 18(b).

                  (e) Notwithstanding any other provision hereof, in the event that any payment or benefit received or to be received by Executive in connection with a Change of Control would not be deductible (in whole or part) as a result of Section 280G of the Internal Revenue Code, by Bank, an affiliate or other person making such payment or providing such benefit, the Change of Control Payment shall reduced until no portion is not deductible, or the Change of Control Payment is reduced to zero. For purposes of this limitation, (i) no portion of the Change of Control Payment the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Change of Control Payment shall be taken into account; (ii) no portion of the Change of Control Payment shall be taken into account which in the opinion of tax counsel selected by Bank's independent auditors and acceptable to Executive does not constitute a "parachute payment" within the meaning of
Section 280G(b)(2) of the Internal Revenue Code; (iii) the Change of Control Payment shall be reduced only to the extent necessary so that such payment shall constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Internal Revenue Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel

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referred to in clause (ii); and (iv) the value of any non cash benefit or any deferred payment or benefit included in the Change of Control Payment shall be determined by Bank's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Internal Revenue Code.

          3. TERM. This Agreement shall terminate on the earliest of: (i) immediately, upon Executive's termination of employment with Bank for Cause, death or Disability, (ii) six months following Executive's termination of employment with Bank, other than for Cause, death or Disability, or (iii) six months following receipt by Executive of the Change of Control Payment.

          4. ASSIGNMENT. This Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors, permitted assigns and legal representatives. Without otherwise limiting the foregoing, "Bank" as used herein shall refer to any successor institution whether by merger, consolidation, acquisition or otherwise.

          5. NON-COMPETITION AGREEMENT. If Executive receives the Change of Control Payment, Executive absolutely and unconditionally agrees with Bank that, for a period of six (6) months from the date of receipt of the Change of Control Payment, Executive will not, anywhere in the Restricted Area (as defined below), either directly or indirectly, solely or jointly with any person or persons (a "COMPETITOR"), as an employee, consultant or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder (provided that ownership of less than 5% of the voting power shall be permitted), director, officer, joint venturer, investor (provided that such investment will not be a violation if it is limited to less than 5% of the ownership of such entity), lender or in any other capacity, compete with the business of the Bank as conducted or proposed to be conducted as of the date of the Change of Control. As used herein, "RESTRICTED AREA" shall be the cities of Stamford and Norwalk, Connecticut, the Town of Greenwich, Connecticut, and any town or branch in which the Bank has an office as of the time of the Change of Control.

          6. ENTIRE AGREEMENT; NO WAIVER. This Agreement contains the entire agreement between the Parties with respect to the subject matter herein and may not be modified or amended except by a written instrument signed by the Parties. Neither the failure to insist upon strict performance of any of the terms, covenants or conditions of this Agreement, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either Party may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

          7. FURTHER INSTRUMENTS. Each of the Parties agrees to execute all further instruments and documents and to take all further action as the other Party may reasonably request in order to effectuate the terms and purposes of this Agreement.

          8. MODIFICATION AND SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be deemed modified to the extent necessary to make it enforceable under

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applicable law. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Agreement, but this Agreement shall be construed as if such unenforceable provision had never been contained herein.

          9. GOVERNING LAW. It is the intention of the Parties that the internal substantive laws, and not the laws of conflicts, of the State of Connecticut should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties.

          10. JURY WAIVER. The Parties, and any principals for whom they are agents, waive the right to a trial by jury in any action arising between the Parties or their principals under this Agreement, whether such actions are claims in contract, tort, statute, or otherwise, or made by claim, counterclaim, third-party claim or otherwise.

          11. NOTICES. All notices, requests, consents, instructions, approvals and other communications required or permitted hereunder shall be validly given, if in writing and delivered personally, or sent by registered or certified mail or nationally recognized air courier service, postage prepaid at the address listed above or at such other address as such Party may specify by written notice to each other Party. Each such notice, request, consent, instruction, approval and other communication shall for all purposes of this Agreement be treated as being effective or having been given when delivered, if delivered personally, or, if sent by mail, at the earlier of its actual receipt or three (3) days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid, and if by air courier, one (1) day after the same has been deposited with such air courier.

          12. HEADINGS. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

          13. INTERPRETATION. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against either Party. Unless the context indicates otherwise, the term "or" shall be deemed to include the term "and" and the singular or plural number shall be deemed to include the other.

          14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.


                            [Signature page follows]

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          IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                PATRIOT NATIONAL BANK



                                By:
                                   ------------------------------------
                                   Chairman of the Board of Directors


                                EXECUTIVE


                                --------------------------------
                                Robert F. O'Connell